Advaxis Completes $23 Million Financing

Institutional Ownership in Advaxis Continues to Increase

PRINCETON, NJ, February 18, 2015 — Advaxis, Inc. (NASDAQ:ADXS), a clinical-stage biotechnology company developing cancer immunotherapies, announced that it has executed definitive securities purchase agreements with several institutional investors for gross proceeds of approximately $23.0 million in a registered direct offering of approximately 3.1 million shares at a price of $7.50 per share. The pricing on this transaction reflects the at-the-market closing price on February 17, 2015.

Adage Capital Management, L.P. (“Adage”), Broadfin Capital LLC, Sectoral Asset Management, Cormorant Asset Management and certain funds and accounts managed by T. Rowe Price Associates, Inc. participated in this financing along with another institutional investor. Following the close of the transaction, Adage will own approximately 19% of the outstanding shares of Advaxis. Proceeds from this financing will be used primarily to fund the continued clinical development of Advaxis’s cancer immunotherapy pipeline.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary Lm-LLO platform technology. The Lm-LLO technology, using bioengineered live attenuated Listeria monocytogenes bacteria, is the only known cancer immunotherapy agent shown in preclinical studies to both generate cancer fighting T-cells directed against a cancer antigen and neutralize Tregs and myeloid-derived suppressor cells (MDSCs), that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead Lm-LLO immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug designation for each of these three indications. The Company plans to initiate a registrational clinical program for cervical cancer in 2015 and has established licensing partners in India and Asia for commercialization in those regions. Advaxis entered into a clinical trial collaboration with MedImmune, the global biologics research and development arm of AstraZeneca, for a Phase 1/2 immunotherapy study to evaluate the safety and efficacy of MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, MEDI4736, in combination with Advaxis’s ADXS-HPV as a treatment for patients with advanced, recurrent or refractory HPV-associated cervical cancer and HPV-associated head and neck cancer.

Advaxis’s second Lm-LLO immunotherapy candidate in clinical testing will be ADXS-PSA, which is being developed to address prostate cancer. Advaxis entered into a clinical trial collaboration agreement with Merck & Co., Inc. (“Merck”), known as MSD outside the United States and Canada, through its subsidiaries, to evaluate the combination of Advaxis’s Lm-LLO cancer immunotherapy, ADXS-PSA, with Merck’s PD-1 checkpoint inhibitor KEYTRUDA® (pembrolizumab). The planned clinical trial will evaluate the safety and efficacy of ADXS-PSA as monotherapy and in combination with pembrolizumab in a Phase 1/2 study of patients with previously treated metastatic, castration-resistant prostate cancer.

Advaxis is also developing Lm-LLO immunotherapy ADXS-HER2, to target the HER2 receptor expressing cancers. HER2 is expressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, esophageal, and gastric cancer. ADXS-HER2 has received orphan drug designation by the U.S. Food and Drug Administration (FDA) for the treatment of osteosarcoma. Advaxis is developing ADXS-HER2 for both human and animal-health, and has seen encouraging data in canine osteosarcoma, which is considered a model for human osteosarcoma. Advaxis has licensed ADXS-HER2 and three other immunotherapy constructs to Aratana Therapeutics, Inc. for pet therapeutics.

For more information about our cancer immunotherapies please visit www.advaxis.com.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’s ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’s proprietary immunotherapies, ADXS-HPV and ADXS-PSA; and initiation of clinical trials in 2015 involving our Lm-LLO immunotherapy platform. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’s SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2014, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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KEYTRUDA is a registered trademark of Merck & Co., Inc.

CONTACTS:

Company:

Advaxis, Inc.

Greg Mayes, Executive Vice President and COO

mayes@advaxis.com

609.452.9813 ext. 102

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

awheeler@tiberend.com

646.362.5750